 EXHIBIT 99.1

(AUTOZONE(R) Logo)

123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For Immediate Release	Financial Contact: Emma Jo Kauffman (901) 495-7005
Media contact: Eric Epperson (901) 495-7307

AUTOZONE'S 2ND QUARTER EPS UP 17%; SALES UP 8%;
DOMESTIC AUTO PARTS COMPARABLE STORE SALES UP 4%;
ADDITIONAL STOCK REPURCHASE APPROVED

Memphis, Tenn. (February 29, 2000) -- AutoZone, Inc. (NYSE symbol: AZO), today reported diluted earnings per share of $.28 for its second fiscal quarter ended February 12, 2000, up 17% from $.24 per share for the prior year quarter ended February 13, 1999. Net income for the quarter was $39.1 million, an increase of 8% from $36.0 million in the prior year quarter. Sales were $924 million, an increase of 8% over sales of $853 million in fiscal 1999, when the company reported a 40% sales increase resulting from very strong comparable store sales in the core AutoZone stores and the first year of second quarter sales reported for the acquired stores. Comparable store sales for the quarter, on a rolling 12 month basis, rose 4% in its domestic auto parts stores compared to 9% in the prior year quarter. Comparable store sales at core AutoZone stores were flat compared to 9% in the prior year, while comparable store sales rose 15% at former Auto Palace stores and 36% at former Chief stores. On a static basis, which includes sales at stores opened prior to the start of fiscal 1999, comparable store sales rose 3%, compared to 8% in the prior year.

On a year-to-date basis, diluted earnings per share for the 24-week period increased 17% to $.68 from $.58. Year-to-date net income increased 9% to $95.1 million compared to $87.3 million in 1999. Year-to-date sales rose 10% to $1.93 billion from $1.75 billion in the prior year. Year-to-date comparable store sales, on a rolling 12 month basis, increased 6% in fiscal 2000 and 1999. Comparable store sales at core AutoZone stores increased 3%, while comparable store sales rose 21% at former Auto Palace stores and 30% at former Chief stores. On a static basis, comparable store sales rose 5% in both years.

"We are pleased with our results for the quarter and the first half of the year," said John C. Adams Jr., chairman and chief executive officer. "We've gained significant momentum in the first half of the year that should position us very nicely for a strong second half."

During the quarter, AutoZone opened 41 new and replaced 3 auto parts stores in the US and opened 3 stores in Mexico. For the year, AutoZone has opened 128 new auto parts stores in the US and 5 in Mexico, replaced 16 stores, and closed 2 former Chief stores. In addition, AutoZone opened 1 new and 2 replacement TruckPro stores during the quarter, for year-to-date totals of 1 new store and 3 replacements.

The AutoZone board of directors approved the repurchase of up to an additional $200 million of the company's common stock in the open market, bringing the total repurchase authorization to $1 billion. Aggregate share repurchases under the repurchase program at the end of the quarter total $629 million and 23.4 million shares including $146 million and 5.2 million shares under forward purchase contracts.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,837 AutoZone stores in 40 states in the U.S. plus the District of Columbia and 11 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 47 TruckPro stores in 14 states, and automotive diagnostic and repair software through ALLDATA and diagnostic and repair information through alldatadiy.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 28, 1999 for more details.

AUTOZONE FISCAL 2nd QUARTER FINANCIAL HIGHLIGHTS
(In Thousands, Except Per-Share Data)

	12 Weeks Ended February 12, 2000	12 Weeks Ended February 13, 1999
Net sales	$924,164	$852,538
Gross profit	$388,427	$353,493
Operating profit	$80,013	$67,273
Income before income taxes	$63,561	$57,039
Net income	$39,061	$36,039
Net income per share:
Basic	$0.28	$0.24
Diluted	$0.28	$0.24
Weighted average shares:
Basic	138,056	149,929
Diluted	139,085	151,669

	24 Weeks Ended February 12, 2000	24 Weeks Ended February 13, 1999
Net sales	$1,930,636	$1,753,487
Gross profit	$809,943	$729,975
Operating profit	$185,761	$157,088
Income before income taxes	$154,705	$138,339
Net income	$95,105	$87,339
Net income per share:
Basic	$0.69	$0.58
Diluted	$0.68	$0.58
Weighted average shares:
Basic	138,659	150,345
Diluted	139,570	151,619